Exhibit 99.1

Dear Shareholders,

This morning Openwave announced an important step in its program to protect and monetize its patents that have become foundational to the mobile internet. We describe the details of our legal action in the news release that we issued today. In the meantime, we are using this forum to place today’s news into the broader context of Openwave’s long-term strategy.

As many of you know, Openwave was one of the pioneers of the mobile internet. In the mid-1990s, Openwave began inventing technologies that enabled mobile devices to connect to the Internet, and, in the process, developed a valuable portfolio of patents – essentially a blueprint for today’s mobile internet. But, in the last decade, Openwave did not fully capitalize on the business potential of its legacy.

In response, more than two years ago the Board and management began to take new steps to turn this business around and reclaim our position as a peerless innovator of mobile infrastructure software.

This plan called for us to develop new products, reduce our operating expenses and monetize our intellectual property. The first of these steps – launching new products and controlling expenses – have been most visible to investors. We also have been working steadily on our strategy to capture the value of our patent portfolio.

One of the first steps in our new IP initiative was to file additional patent applications between 2009 and 2011. As of today, Openwave owns more than 200 patents. We also began developing legal strategies to protect these patents by initially pursuing relatively small cases that have allowed us to test the strength of our position.

This week we cleared the way for the next major steps in our IP initiative when we reached an agreement that ended litigation with Myriad. We launched that litigation when Myriad – which purchased certain mobile phone products and patents in 2008 – claimed rights to more of Openwave’s patents. Openwave agreed to pay $12 million in cash to Myriad for Myriad to release any claim to our patents.

The complaint we filed today with the International Trade Commission (ITC) in Washington, DC, requests that the ITC bar Apple Inc. and Research In Motion Limited from importing into the United States their smartphones and tablet computers that we believe infringe Openwave patents. The products named in this filing include Apple’s iPhone, iPod Touch and iPad, as well as RIM’s Blackberry Curve and Blackberry PlayBook. Openwave also simultaneously filed a similar complaint in federal district court in Delaware. Our intent is to focus on the named companies and not on the end users or their communication service providers who are our customers.

We believe that these large companies should pay Openwave to use the technologies that we invented and that have become foundational to the mobile internet – particularly in light of the substantial revenue these companies have earned from devices that we believe use Openwave’s patented technology.

Before filing these complaints, Openwave approached both of the companies numerous times in an attempt to negotiate a license of our technology. We did not receive a substantive response, leaving Openwave with no other option to protect its rights.

The Company carefully balanced the legal costs against the size of the potential payments. Thus, we are focusing on the ITC process in part because, in typical cases, the ITC reaches judgments in 15 to 18 months. The Company believes that its legal position is very strong. We believe our prospects of prevailing are very good.

We anticipate that a favorable ruling by the ITC would lead the companies to negotiate licensing agreements with Openwave. Further, we believe the licensing fees that are due to Openwave are very substantial.

We invite you to review details in the news release and related materials issued today via Openwave’s website (www.openwave.com). In particular, we would call your attention to the complaint that we filed with the ITC: it includes detailed descriptions of our patents that demonstrate why we believe our intellectual property is foundational to the mobile internet.

We look forward to sharing more news as this important initiative progresses.

Regards,

Ken Denman

CEO, Openwave

Cautionary Language Regarding Forward-Looking Statements

The statements in this letter to shareholders with respect to the beliefs of Openwave regarding the prospects of the litigation it has launched, and the effects that a favorable outcome in the litigation will have, including leading to the companies negotiating licenses with Openwave and the fees to which it believes it is due, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to these forward looking statements, Openwave assumes no obligation to update the forward-looking statements included in this letter to shareholders except as required by law.

In particular, the following risks, among others, could cause actual results to differ materially from those projected: (a) intellectual property litigation is inherently uncertain, and no outcome can be guaranteed; (b) other entities may assert rights to Openwave’s intellectual property, which could weaken Openwave’s position in the litigation; (c) the cost of litigation is uncertain and could be very high, which could cause Openwave to settle the litigation for amounts less than amounts to which it believes it is entitled; (d) defendents in the litigation may assert counterclaims which may reduce the strength of Openwave’s claims; and (e) those risks discussed in Openwave’s filings with the U.S. Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.